EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To

Barrel Energy Inc

Las Vegas, NV 89103

We hereby consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form 10 of Barrel Energy Inc. (the "Company") of our report dated May 07, 2026, relating to the balance sheet of the Company as of December 31, 2025, and the related statements of operations, stockholders' equity, and cash flows for the year then ended, and the related notes to the financial statements and we also consent to the reference to our firm in such Registration Statement.

For, Shah Teelani & Associates (PCAOB ID 7161)

Ahmedabad, India

May 07, 2026